Exhibit 10.15

PIPER JAFFRAY COMPANIES
2014 Compensation and Benefits for Non-Employee Directors

	Amount	Objective	Time and Terms of Payment
Annual Cash Retainer	$60,000	Consideration for Board and committee service for the current calendar year
Paid on the first business day in January. For directors joining the Board after January in any year, a pro rata amount will be paid based on the number of days the director will serve on the Board during that year.

Additional Annual Cash Retainer for Lead Director and Committee Chairpersons	$20,000-Lead Director $25,000-Audit $15,000-Compensation $15,000-Nominating and Governance	Consideration for service as lead director or committee chairperson for the current calendar year
Paid on the first business day in January. For directors becoming a Committee chairperson after January in any year, a pro rata amount will be paid based on the number of days the director will serve as chairperson during that year.

Additional Annual Cash Retainer for Committee Members	$10,000-Audit $5,000-Compensation $5,000-Nominating and Governance	Consideration for service as committee member for the current calendar year
Paid on the first business day in January. For directors joining a Committee after January in any year, a pro rata amount will be paid based on the number of days the director will serve on the committee during that year.

Additional Cash Fee for Non-Member Attendance at Committee Meetings	$1,000 per meeting	Consideration for attendance at a meeting of a committee on which the attendee is not a member	Paid on the last business day in December.
Initial Equity Grant	$60,000 (valued as of election date)	Establish PJC equity interest upon initial election to the Board to align director and shareholder interests	Shares of PJC common stock granted on the date of the director's initial election or appointment to the Board.
Annual Equity Grant	$60,000 (valued on the date of the annual meeting of shareholders)	Incentive compensation for continuing service on the Board and enhanced alignment of director and shareholder interests
Shares of PJC common stock granted on the date of the annual meeting of shareholders to any director whose service on the Board will continue following the annual meeting. For directors joining the Board after the annual meeting in any year, an equity award will be granted on the date the director is elected to the Board covering a pro rata number of shares based on the number of days during which the director will serve on the Board during that year.

Deferral Opportunity	All cash and equity received on an annual basis	Increase equity stake by directors
Annual opportunity to participate in the Amended and Restated Piper Jaffray Companies Deferred Compensation Plan for Non-Employee Directors, permitting deferral into phantom stock units of all or a portion of the director's annual cash compensation for service as a Piper Jaffray Companies director, and deferral of any shares granted in consideration of the director's service as a director. To participate in any year, irrevocable election must be made by December 31 of the preceding year for continuing directors and on the date of initial election or appointment to the Board for new directors. Annual opportunity to change the subsequent year's election. The deferral date for the cash retainer is the first business day in January each year; the deferral date for the equity grant is the date of the annual meeting of shareholders each year.

	Amount	Objective	Time and Terms of Payment
Charitable Gift Matching Program	Up to $1,500	Encourage charitable giving
Pursuant to the Piper Jaffray Gift Matching Program, Piper Jaffray will match directors' gifts to eligible organizations dollar for dollar from a minimum of $50 up to an aggregate maximum of $1,500 per year (the same terms and conditions as are applicable to employees).

Reimbursement of Out-of-Pocket Expenses	In addition to the foregoing, non-employee directors will be reimbursed for reasonable out-of-pocket expenses incurred in connection with their service on the Board and Board committees.